Exhibit 8.2

Our reference: 02375.50055/19088726v2	Watson, Farley & Williams (New York) LLP 100 Park Avenue New York, New York 10017 Tel (212) 922 2200 Fax (212) 922 1512
May 15, 2007
Teekay LNG Partners L.P.
Bayside House, Bayside Executive Park
West Bay Street and Blake Road
Nassau, Commonwealth of the Bahamas
Teekay LNG Partners L.P. — Registration Statement on Form F-3; Prospectus Supplement
Dear Sirs:
We have acted as special counsel as to matters of the law of the Republic of The Marshall Islands (“Marshall Islands Law”) for Teekay LNG Partners L.P., a Marshall Islands limited partnership (the “Partnership”), in connection with the offer and sale of Common Units (the “Units”) representing limited partner interests in the Partnership pursuant to a registration statement on Form F-3 (No. 333-137697) (the “Registration Statement”) and the prospectus (the “Original Prospectus”) included therein dated September 29, 2006, as supplemented by the final prospectus supplement dated May 15, 2007 (the “Prospectus Supplement”).
In so acting, we have examined originals, or copies, certified to our satisfaction, of the Registration Statement, the Original Prospectus and the Prospectus Supplement, and originals, or copies certified to our satisfaction, of all such records of the Partnership and Teekay GP L.L.C., a Marshall Islands limited liability company and the general partner (the “General Partner”) of the Partnership, agreements and other documents, certificates of public officials, officers and representatives of the Partnership, the General Partner and other appropriate persons, and such other documents as we have deemed necessary as a basis for the opinions hereinafter expressed. In such examinations, we have assumed without independent investigation, (a) the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or facsimile copies, and the authenticity of the originals of such copies and (b) the accuracy of the factual representations made to us by officers and other representatives of the Partnership and the General Partner, whether evidenced by certificates or otherwise.
This opinion is limited to Marshall Islands Law and is as of the effective date of the Prospectus Supplement.
Based on the foregoing and having regard to legal considerations which we deem relevant, we are of the opinion that the statements in the Original Prospectus under the caption “Non-United States Tax
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Teekay LNG Partners L.P. May 15, 2007	Page 2
Consequences — Marshall Islands Tax Consequences”, and in the Partnership’s Form 20-F for the year ended December 31, 2006 under the captions “Item 4. Information on the Partnership — D. Taxation of the Partnership — Marshall Islands Taxation” and “Item 10. Additional Information — Taxation - Marshall Islands Taxation,” insofar as such statements constitute summaries of the legal matters referred to therein, fairly present the information expected to be relevant to holders of the Units offered pursuant to the Original Prospectus and the Prospectus Supplement and fairly summarize the matters referred to therein.
We consent to the filing of this opinion as an exhibit to a Report on Form 6-K of the Partnership and to the reference to our name in the Original Prospectus under the captions “Business — Taxation of the Partnership — Marshall Islands Taxation” and “Non-United States Tax Consequences — Marshall Islands Tax Consequences”. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.
Very truly yours,
Watson, Farley & Williams (New York) LLP